Exhibit 10.1

Time Inc. 225 Liberty Street New York, NY 10281

212-522-1212

July 18, 2016

Norman Pearlstine

c/o Time Inc.

225 Liberty Street

New York, NY 10281

Dear Norm:

Reference is hereby made to your employment agreement with Time Inc. dated November 5, 2013, as amended March 31, 2014 (the “Agreement”). This letter (“Amendment”) confirms our mutual agreement regarding the transition of your role at the Company effective as of July 18, 2016 as follows:

1.	Term of Employment Extended: Section 1 of the Agreement is amended to extend the expiration date of the Term of Employment from October 31, 2016 to July 17, 2017 (the period from July 18, 2016 to July 17, 2017, hereafter shall be referred to as the “Extended Term of Employment”, which together with the prior period of employment commencing on the Effective Date shall constitute the “Term of Employment” under the Agreement).

2.	Employment: Section 2 of the Agreement is amended to read in its entirety as follows:

The Company will, during the Extended Term of Employment, employ you in the non-executive officer role of Vice Chairman of the Company. You will have such authority, functions, duties, powers and responsibilities as the Company may reasonably delegate to you. You will not be a member of the Company’s board of directors or obligated to attend board meetings. You may manage your passive investments and be involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder, and so long as they do not otherwise violate the written policies of the Company. You may also engage in other outside activities that are approved under the Company’s conflicts of interest policies (including your current involvement as a member of the advisory board and investor in money.net). The Company acknowledges that you may spend up to one day per week on such other outside activities. In performing your duties hereunder, you will comply with all written policies and procedures of the Company.

3.	Compensation and Other Remuneration: Section 3 of the Agreement is amended to read in its entirety as follows:

The Company will pay to you during the Extended Term of Employment, a base salary at the rate of not less than $250,000 per annum (the “Base Salary”). The Company may increase, but not decrease, the Base Salary during the Extended Term of Employment. Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings. You will not be eligible to receive any new awards under the Company’s annual or long-term incentive plans; provided, however, that you will be eligible to receive a pro-rated bonus under the Company’s 2016 Annual Incentive Plan based on the period prior to July 18, 2016 determined using a target bonus of $927,000, a strategic rating of 100%, and the Company’s achievement on its financial goals; and provided, further, that nothing shall preclude the Company from providing you with a discretionary bonus.

Termination for Cause

4.	Section 5.1(b)(ii) is amended to read in its entirety as follows:

(ii) your bonus earned (if any) under the terms of the Company’s 2016 Annual Incentive Plan for the completed fiscal year;

Termination for Disability

5.	The second sentence of Section 5.3 is amended to read in its entirety as follows:

You will thereafter be entitled to receive, in addition to the Termination Entitlement, (subject to the requirements of Section 5.7) and $101,214.73 per bi-weekly pay period for the greater of the remainder of the Extended Term of Employment or twelve (12) months, paid in substantially equal installments in accordance with the customary payroll practices of the Company, but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate; provided, however, that all payments under this Section 5.3 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) you ceasing to be eligible for long-term disability benefits under the Company’s or an affiliate’s long-term disability plan or becoming eligible only for partial benefits of less than fifty percent (50%) under such plan.

Other Termination by the Company.

6.	Section 5.4 of the Agreement is amended to read in its entirety as follows:

The Company may terminate the Term of Employment, other than a termination under Sections 5.1, 5.2 and 5.3, at any time upon written notice to you. If such termination occurs you will be entitled to receive the Termination Entitlement and subject to the requirements of Sections 5.7 and 9.12 (i) your Base Salary for the remainder of the Extended Term of Employment (if any) and thereafter, for an additional period of eighteen (18) months, a bi-weekly payment of $67,476.49 (such period during which payments continue, hereafter the “Severance Period”), (ii) your outstanding unvested stock options as of the date your employment terminates shall immediately vest and with your other then outstanding vested stock options, remain exercisable for a period five (5) years following such date (but not beyond the end of their original term); and (iii) your outstanding restricted stock units shall vest, and settle within sixty (60) days of such date (or at such later date as shall be required under Section 9.12). Additionally, during the Severance Period you shall be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees.

Resignation or Retirement.

7.	The second sentence of Section 5.6 of the Agreement is amended and replaced with the following:

In such event, you shall be entitled to receive in addition to the Termination Entitlement and subject to Section 5.7 and Section 9.12, a bi-weekly payment of $67,476.49 for eighteen (18) months following your termination of employment, (ii) your outstanding unvested stock options as of the date your employment terminates shall immediately vest and with your other then outstanding vested stock options, remain exercisable for a period five (5) years following such date (but not beyond the end of their original term); and (iii) your outstanding restricted stock units shall vest, and settle within sixty (60) days of such date (or at such later date as shall be required under Section 9.12). Additionally, during such eighteen (18) month period you shall be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees.

8.	Company Address: Section 9.1 of the Agreement is hereby amended to update the Company’s address to 225 Liberty Street, New York, NY 10281.

9.	Exhibit A: Exhibit A to the Employment Agreement is hereby replaced in its entirety by the attached.

General:

10.	All other terms of the Agreement not specifically modified by this Amendment shall remain in full force and effect.

11.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

TIME INC.		CONFIRMED AND AGREED:

By:	/s/ Gregory Giangrande	By:	/s/ Norman Pearlstine
	Gregory Giangrande		Norman Pearlstine
EVP & Chief Human Resources Officer

Date:	7/20/2016	Date:	July 19, 2016

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

This General Release is made by me, Norman Pearlstine, as of the date set forth below in connection with the Employment Agreement dated November 25, 2013 between me and Time Inc., (the “Company”) and subsequently renewed and amended, and in association with the termination of my employment with the Company.

In consideration of payments made to me by the Company and other benefits to be received by me pursuant to the Employment Agreement, as I, Norman Pearlstine, being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”) do hereby release and forever discharge the Company, and its parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as “Time Inc. Entities and Persons”), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorney’s fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Time Inc. Entities and Persons or the termination of such employment, which I had or may now have against any Time Inc. Entities or Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this General Release. Each of the Time Inc. Entities and Persons is intended to be a third party beneficiary under this General Release.

Without limiting the generality of the foregoing, this General Release is intended to and shall release the Time Inc. Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Time Inc. Entities and Persons arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the New York Human Rights Law, the New York Labor Law; the New York City Administrative Code, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, the New York Workers Adjustment and Retraining Notification Act and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

By virtue of this General Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this General Release, claims to enforce the Employment Agreement, my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under the Company group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Nothing contained herein shall constitute a release of any claim for indemnification for acts or omissions taken or omitted to be taken by me on or prior to [SEPARATION DATE], under the Charter and Bylaws of the Company or any of its subsidiaries or affiliates (as contemplated by Section 8(c) of the Employment Agreement). Additionally, nothing in this General Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief with respect to the claims I am waiving and releasing in this General Release in connection with any charge or proceeding.

I acknowledge that I have been given 21 days from the day I received a copy of this General Release to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this General Release for seven days following my signing this General Release. Provided I do not revoke them, the effective date of this General Release shall be the 8th day after I sign them (the “Effective Date”).

I further state that I have read the foregoing document, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this                  day of                                                          , 2016.

[NAME]

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